SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)


                          ADVANCED RADIO TELECOM CORP.
                          ----------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                   0075-4U-101
                                   -----------
                                 (CUSIP Number)

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                SEPTEMBER 8, 1999
                                -----------------
                      (Date of Event Which Requires Filing
                               of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 229 Pages)

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 2 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Oak Investment Partners VIII, Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      3,493,470
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 3 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Oak VIII Affiliate Fund, Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      67,660
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 4 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    MeriTech Capital Partners L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      2,190,090
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 5 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    MeriTech Capital Affiliates L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      35,610
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 6 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Accel VI L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      1,087,030
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 7 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Accel Internet Fund II L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      138,880
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 8 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Accel Keiretsu VI L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      17,360
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 9 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Accel Investors '98 L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      92,140
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 10 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Brentwood Associates IX, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      1,295,360
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 11 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Brentwood Affiliates Fund III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      40,060
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 12 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Worldview Technology Partners II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      990,250
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 13 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Worldview Technology International II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      303,140
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 14 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Worldview Strategic Partners II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      42,040
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 15 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Bessemer Venture Partners IV L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      267,080
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 16 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Bessec Ventures IV L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      178,060
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 17 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Cove Ventures, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      267,080
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 18 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Adams Capital Management, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      267,080
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 19 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Columbia ARTT Investors, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Virginia
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      890,280
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 20 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Columbia ARTT Partners, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Virginia
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      890,280
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 21 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Global Private Equity II-Europe Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      89,030
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 22 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Global Private Equity II-PGGM Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      222,570
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 23 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Digital Media and Communications II Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      192,300
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 24 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Oakstone Ventures Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      137,380
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 25 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent Crown Fund II C.V.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Netherlands
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      137,380
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 26 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Adwest Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      35,610
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 27 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent Global GECC Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      890,280
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 28 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    61,524(1)
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      137,554(2)
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,407,594*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

-------------
(1) Represents shares of Common Stock previously acquired, none of which are subject to the Purchase Agreement, Stockholders Agreement or Standstill Agreement (each as defined below).
(2) Includes shares described in previous footnote.

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 29 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent International Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    1,258,780(3)
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      2,963,330(4)
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    23,604,850*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    47.5%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

-------------
(3) Represents shares of Common Stock beneficially owned by Global Private Equity II Limited Partnership (see Item 5 of the text below), none of which are subject to the Purchase Agreement, Stockholders Agreement or Standstill Agreement (each as defined below).
(4) Includes shares described in previous footnote.

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 30 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent International Corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    1,321,511(5)
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      3,100,884(6)
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    23,667,581*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    47.7%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO, IA
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

-------------

(5) Represents 1,258,780 shares of Common Stock beneficially owned by Global Private Equity II Limited Partnership, 61,524 shares of common stock held by Advent Partners Limited Partnership and 1,207 shares of common stock owned by Advent International Investors II Limited Partnership (see Item 5 of the text below), none of which are subject to the Purchase Agreement, Stockholders Agreement or Standstill Agreement (each as defined below).
(6) Includes shares described in previous footnote.

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 31 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      890,280
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    PN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 32 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Qwest Communications Corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 33 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Qwest Corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Colorado
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 34 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Qwest Communications International Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 35 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Anschutz Company
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 36 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Philip F. Anschutz
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

--------------------------                              ------------------------
CUSIP NO. 0075-4U-101                 13D               Page 37 of 229
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    U.S. Telesource, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
          NUMBER OF            7      SOLE VOTING POWER
            SHARES                    0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            8      SHARED VOTING POWER
             EACH                     22,346,070*
       REPORTING PERSON        -------------------------------------------------
             WITH              9      SOLE DISPOSITIVE POWER
                                      8,012,540
                               -------------------------------------------------
                               10     SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    22,346,070*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    45.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------
                            *SEE ITEM 4 OF TEXT BELOW

ITEM 1.  SECURITY AND ISSUER

         This statement relates to the Common Stock, $.001 par value ("Common Stock") of Advanced Radio Telecom Corp., a Delaware corporation (the "Company"), which has its principal executive offices at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004.

ITEM 2.  IDENTITY AND BACKGROUND

         This statement is filed by Oak Investment Partners VIII, Limited Partnership ("OIP"), Oak VIII Affiliate Fund, Limited Partnership ("OAF") (OIP and OAF together being hereinafter referred to as "Oak"), MeriTech Capital Partners L.P. ("Cap"), MeriTech Capital Affiliates L.P. ("Affiliates") (Cap and Affiliates together being hereinafter referred to as "MeriTech"), Accel VI L.P. ("Accel VI"), Accel Internet Fund II L.P. ("Accel Internet"), Accel Keiretsu VI L.P. ("Accel Keiretsu"), Accel Investors '98 L.P. ("Accel Investors"), Brentwood Associates IX, L.P. ("Brentwood IX"), Brentwood Affiliates Fund III, L.P. ("Brentwood III"), Worldview Technology Partners II, L.P. ("WTP"), Worldview Technology International II, L.P. ("WTI"), Worldview Strategic Partners II, L.P. ("WSP") (WTP, WTI and WSP collectively being hereinafter referred to as "Worldview"), Bessemer Venture Partners IV L.P. ("Bessemer"), Bessec Ventures IV L.P. ("Bessec"), Cove Ventures LLC ("CoveVentures"), Adams Capital Management, L.P. ("Adams Capital"), Columbia ARTT Investors, LLC ("Columbia Investors"), Columbia ARTT Partners, LLC ("Columbia Partners") (Columbia Investors and Columbia Partners together being hereinafter referred to as "Columbia"), Global Private Equity II-Europe Limited Partnership ("GPEII Europe"), Global Private Equity II-PGGM Limited Partnership ("GPEIIPGGM"), Digital Media & Communications II Limited Partnership ("Digital"), Oakstone Ventures Limited Partnership ("Oakstone"), Advent Crown Fund II C.V. ("Advent Crown"), Adwest Limited Partnership ("Adwest"), Advent Global GECC Limited Partnership ("Advent Global"), Advent Partners Limited Partnership ("Advent Partners"), Advent International Limited Partnership ("Advent International"), Advent International Corporation ("Advent Corporation"), Advent Global Management Limited Partnership ("Advent Partnership") (Advent Crown, Adwest, GPEII-Europe, GPEIIPGGM, Digital, Advent Global, Oakstone, Advent Partners, Advent International, Advent Corporation and Advent Partnership collectively being hereinafter referred to as "Advent"), U.S. Telesource, Inc. ("USTI"), Qwest Corporation ("QC"), Qwest Communications Corporation ("QCC"), Qwest Communications International Inc. ("QCI"), Anschutz Company ("AC") and Philip F. Anschutz ("Anschutz"), all of whom collectively are sometimes hereinafter referred to as the "Reporting Persons."

         OIP is a Delaware limited partnership with its principal and business address at 525 University Avenue, Suite 1300, Palo Alto, California 94301. The principal business of OIP is venture capital investment.

         OAF is a Delaware limited partnership with its principal and business address at 525 University Avenue, Suite 1300, Palo Alto, California 94301. The principal business of OAF is venture capital investment.

         Cap is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Cap is venture capital investment.

         Affiliates is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Affiliates is venture capital investment.

         Accel VI is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Accel VI is venture capital investment.

         Accel Internet is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Accel Internet is venture capital investment.

         Accel Keiretsu is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Accel Keiretsu is venture capital investment.

         Accel Investors is a Delaware limited partnership with its principal and business address at 428 University Avenue, Palo Alto, California 94301. The principal business of Accel Investors is venture capital investment.

         Brentwood IX is a Delaware limited partnership with its principal and business address at 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025. The principal business of Brentwood IX is venture capital investment.

         Brentwood III is a Delaware limited partnership with its principal and business address at 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025. The principal business of Brentwood III is venture capital investment.

         WTP is a Delaware limited partnership with its principal and business address at 435 Tasso, Suite 120, Palo Alto, California 94301. The principal business of WTP is venture capital investment.

         WTI is a Delaware limited partnership with its principal and business address at 435 Tasso, Suite 120, Palo Alto, California 94301. The principal business of WTI is venture capital investment.

         WSP is a Delaware limited partnership with its principal and business address at 435 Tasso, Suite 120, Palo Alto, California 94301. The principal business of WSP is venture capital investment.

         Bessemer is a Delaware limited partnership with its principal and business address at 1400 Old Country Road, Suite 407, Westbury, New York 11590. The principal business of Bessemer is venture capital investment.

         Bessec is a Delaware limited partnership with its principal and business address at 1400 Old Country Road, Suite 407, Westbury, NY 11590. The principal business of Bessec is venture capital investment.

         CoveVentures is a limited liability company formed under the laws of the State of Delaware with its principal and business address at 1013 Cove Road, Mamaroneck, New York 10543. The principal business of CoveVentures is venture capital investment.

         Adams Capital is a Pennsylvania limited partnership with its principal and business address at 518 Broad Street, Sewickley, Pennsylvania 15143. The principal business of Adams Capital is venture capital investment.

         Columbia Investors is a limited liability company formed under the laws of the State of Virginia with its principal and business address at 201 North Union Street, Suite 300, Alexandria, Virginia 22314. The principal business of Columbia Investors is venture capital investment.

         Columbia Partners is a limited liability company formed under the laws of the State of Virginia with its principal and business address at 201 North Union Street, Suite 300, Alexandria, Virginia 22314. The principal business of Columbia Partners is venture capital investment.

         GPEII-Europe is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of GPEII-Europe is private equity investment.

         GPEIIPGGM is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of GPEIIPGGM is private equity investment.

         Digital is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Digital is private equity investment.

         Advent Corporation is a Delaware corporation with its principal and business address at 75 State Street, Boston, Massachusetts 02109. Advent Corporation is an investment advisory firm. Advent Corporation is the General Partner of Advent Partners and Advent International, which is in turn the general partner of GPEII Europe, Digital, Oakstone, Advent Crown, Adwest, GPEIIPGGM, and Advent Partnership, which is in turn the general partner of Advent Global. The principal business of Advent Corporation is private equity investments.

         Advent International is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. Advent International is the general partner of GPEII Europe, Digital, Oakstone, Advent Crown, Adwest, GPEIIPGGM and Advent

Partnership, which is in turn the general partner of Advent Global. The principal business of Advent International is private equity investments.

         Advent Partnership is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. Advent Partnership is the general partner of Advent Global. The principal business of Advent Partnership is private equity investments.

         Oakstone is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Oakstone is private equity investment.

         Advent Crown is a Netherlands limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Advent Crown is private equity investment.

         Adwest is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Adwest is private equity investments.

         Advent Global is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Advent Global is private equity investments.

         Advent Partners is a Delaware limited partnership with its principal and business address at 75 State Street, Boston, Massachusetts 02109. The principal business of Advent Partners is private equity investments.

         USTI is a Delaware corporation and a direct wholly owned subsidiary of QCC. QC is a Colorado Corporation and a direct fully owned subsidiary of QCI. QCC is a Delaware corporation and a direct wholly owned subsidiary of QC. QCI is a publicly-traded Delaware corporation. AC is the beneficial owner of approximately 39% of the outstanding shares of QCI. Anschutz is the beneficial owner of 100% of the capital stock of AC. USTI's, QCC's, QCI's, AC's and Anschutz's principal and business address is 555 17th Street, Denver, Colorado 80202. The principal business of USTI is to acquire and hold securities and other investment assets. The principal business of QCC and QCI is providing voice, image and data communications. The principal business of AC and Anschutz is railroad transportation, communications, natural resources, real estate and sports entertainment.

         The Reporting Persons may constitute a "group" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934.

         The name, state or other place of organization, principal business, address of principal business and address of principal office of each of the persons enumerated in Instruction C with respect to the Reporting Persons (collectively, the "Control Parties") that is a corporation, general partnership, limited partnership, syndicate or other group of persons is as set forth in Exhibit B hereto, and the name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each of the Control Parties that is a natural person is as set forth on Exhibit B.

         None of the Reporting Persons or the Control Parties has been, during the last five years, (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The aggregate amount of funds used in making the purchase of the Series A Shares (as defined in Item 4 below) is $251 million. USTI obtained its portion of such funds from one of its affiliates. Each of the other Reporting Persons that purchased Series A Shares obtained its portion of such funds from other sources.

ITEM 4.  PURPOSE OF TRANSACTION

         On September 9, 1999, the Reporting Persons other than Advent International, Advent Corporation, Advent Partnership, QCC, QC, QCI, AC and Anschutz (such Reporting Persons being collectively referred to herein as the "Purchasers") purchased, in the aggregate, 2,234,607 shares of the Company's Series A Convertible Preferred Stock (the "Series A Shares") pursuant to that certain Preferred Stock Purchase Agreement dated as of June 1, 1999 (the "Purchase Agreement") by and among the Company and the Purchasers, a copy of which is attached hereto as Exhibit C. Each Series A Share is convertible into 10 shares of Common Stock at any time at the option of the holder thereof. The number of shares of Common Stock beneficially owned by each of the Reporting Persons by virtue of their beneficial ownership of Series A Shares, on an as-converted basis, is indicated in the table of beneficial ownership of Common Stock set forth in Item 5(a). Each Purchaser also acquired shares of Series B Non-Voting Preferred Stock of the Company (the "Series B Shares") (the Series A Shares and Series B Shares being collectively hereinafter referred to as the "Shares"). Advent Corporation, Advent International and Advent Partners, who acquired beneficial ownership of 1,780,580 shares of Common Stock, 1,704,550 shares of Common Stock and 76,030 shares of Common Stock, respectively, pursuant to their acquisition of Series A Shares pursuant to the Purchase Agreement, separately also hold 1,321,511 shares of Common Stock, 1,258,780 shares of Common Stock and 61,524 shares of Common Stock, respectively. This statement relates to the acquisition of beneficial ownership of the Common Stock into which the Series A Shares may be converted and beneficial ownership of the Common Stock held separately by Advent Corporation, Advent International and Advent Partners.

         Pursuant to the terms of the Purchase Agreement, the Company has agreed to take all necessary action to cause a nominee of USTI and a nominee of Oak to be added to the Board of Directors of the Company. So long as USTI has not sold or transferred more than three-quarters of the number of Shares purchased by USTI under the Purchase Agreement or three-quarters of the common shares of the Company into which the Shares are convertible, USTI will retain the right to nominate one director for each regular election of the Company's board of directors. So long as the Purchasers (other than Columbia, Advent and USTI) have not sold or transferred more than three-quarters of the number of Shares purchased by the Purchasers (other than Columbia, Advent and USTI) under the Purchase Agreement or three-quarters of the common shares of the Company into which the Shares are convertible, Oak will retain the right to nominate one person for director at each regular election of the Company's board of directors.

         In connection with the Purchase Agreement, the Purchasers entered into a Stockholders Agreement dated as of June 1, 1999 (the "Stockholders Agreement"), attached hereto as Exhibit D. Pursuant to the Stockholders Agreement, each Purchaser agreed to vote its Series A Shares to elect the nominee of USTI and the nominee of Oak to the Board of Directors of the Company. Furthermore, each Purchaser other than Columbia and Advent agreed to vote its Series A Shares as to all other matters as Oak and USTI jointly direct. However, the Stockholders Agreement provides that if Oak and USTI are unable to agree as to how to vote on any matter, each Purchaser is free to vote its Series A Shares in its discretion. The Stockholders Agreement further provides that if USTI transfers to any person other than any of its affiliates more than 50% of the number of Shares acquired by Oak, MeriTech and Worldview under the Purchase Agreement, each Purchaser other than Columbia and Advent shall vote its Series A Shares as Oak directs, and that if Oak, MeriTech or Worldview, individually or in the aggregate, transfer to any person other than any of their respective affiliates more than 50% of the number of Shares acquired by USTI under the Purchase Agreement, each Purchaser other than Columbia and Advent shall vote its Series A Shares as USTI directs.

         The Stockholders Agreement also sets forth certain restrictions on the ability of the Purchasers to transfer their Series A Shares. Up until such time as the Series A Shares are automatically converted into common stock of the Company (which automatic conversion will occur (a) upon a public offering of the Company yielding at least $75,000,000 in proceeds at a price per share of $18.00, (b) on the first date after June 2001 on which the closing price of the Company's common stock has exceeded $18.00 per share for at least 30 of 40 consecutive trading days, (c) upon the approval of the holders of two-thirds of the Series A Shares or (d) upon the conversion into common stock of the Company or Series C Junior Preferred Stock of the Company of seventy-five percent of the Shares), none of the Purchasers may transfer their Series A Shares except to their affiliates or by way of distribution to their limited partners, and except for transfers registered pursuant to and in compliance with the Registration Rights Agreement (described in Item 6 below). Each Purchaser that is a limited partnership also agreed not to transfer any Series A Shares to its limited partners prior to the date on which directors are elected at the Company's 2000 annual meeting of stockholders.

         The Purchasers other than Columbia and Advent and the Company also entered into a Standstill Agreement dated as of June 1, 1999 (the "Standstill Agreement"), attached hereto as Exhibit E. The Standstill Agreement will remain in effect until the earlier of (i) the fourth anniversary after the Purchasers have acquired the Shares under the Purchase Agreement and (ii) the date as of which neither Oak nor USTI is entitled to nominate a director to the Company's Board of Directors in accordance with the Purchase Agreement.

         During the term of the Standstill Agreement, the Purchasers that are party thereto may not (i) acquire equity securities or material assets of the Company except (a) pursuant to a stock split, stock dividend, recapitalization or reclassification, (b) upon the conversion of the Series A Shares into common stock of the Company, (c) pursuant to the Rights Agreement dated as of June 20, 1997 between the Company and Bank Boston, N.A. or (d) pursuant to the "Special Stock Purchase Rights" granted in the Purchase Agreement, (ii) participate in any proxy solicitation, (iii) form, be a member of or join any group for the purpose of voting the Company's securities or acquiring the Company's securities or assets other than the group formed pursuant to the Stockholders Agreement,
(iv) deposit any voting stock of the Company into a voting trust or subject any voting stock of the Company to any arrangement or agreement with respect to the voting of the Series A Shares other than the Stockholders Agreement, (v) seek to place on the Board or remove from the Board, directors other than the USTI or Oak nominees, (vi) call or seek to call a meeting of the Stockholders of the Company other than as a director or the Company, (vii) solicit, negotiate, or provide information with respect to a merger or sale of all or a substantial portion of the assets of the Company, except for Purchasers discussing proposals of third parties with the Company or (viii) instigate, encourage or assist, or enter into any discussions or arrangements with any third party to do or take any of the actions described above.

         The Standstill Agreement also contains certain restrictions on transfer of the Series A Shares. Until the second anniversary after the Purchasers have acquired the Shares under the Purchase Agreement, no Purchaser that is party to the Standstill Agreement may transfer any Series A Shares other than (i) to affiliates that agree to be bound by the Standstill Agreement, (ii) by way of distribution to its limited partners or former limited partners which are not affiliates of such Purchaser, (iii) in a private transfer to a person who is not an affiliate of such Purchaser and that would own less than ten percent of the total voting power of the Company, and (iii) pursuant to a public sale under Rule 144 of the Securities Act of 1933 or pursuant to the exercise of rights under the Registration Rights Agreement (described in Item 6 below).

         The standstill and transfer restrictions set forth in the Standstill Agreement are subject to temporary suspension in the event of (i) the commencement of a tender offer for fifty percent of the outstanding shares of voting securities of the Company, but only if the Company has not, within ten days of such commencement, publicly recommended the tender offer not be accepted, or if all of the material conditions to such offer relating to the elimination or satisfaction of the material defensive provisions established by the Company have been satisfied or waived, (ii) the Company's receipt of an acquisition proposal (as defined in the Standstill Agreement) and if the Company has not rejected the acquisition proposal within fifteen days, (iii) a Change of Control (as defined in the Standstill Agreement), (iv) a public announcement by the Company that it is "for sale," (v) the execution of a definitive agreement by the Company that would result in a Change of Control (as defined in the Standstill Agreement), (vi) the announcement, which is not publicly opposed by the Company's Board of Directors within ten days of the announcement, of the commencement of a proxy contest that would result in a majority of the directors of the Company being elected or removed, or (vii) the adoption of a plan of liquidation of the Company.

         The purpose of the acquisition of the Series A Shares by the Reporting Persons is to make an equity investment in the Company. In addition, in connection therewith, QCC and the

Company have entered into certain commercial arrangements pursuant to which the Company agreed to purchase certain services from QCC, co-locate equipment with QCC where desirable and jointly market its products with QCC where desirable.

         USTI and its affiliates have considered and continue to explore certain other strategic and/or commercial relationships with the Company, some of which may include actions of the type described in items (a) through (j) of Item 4 of
Schedule 13D.

         While the Reporting Persons that are party to the Standstill Agreement have no present intention to take any actions that are prohibited by the standstill and transfer restrictions set forth in the Standstill Agreement, such Reporting Persons may take one or more of such actions in the event that such restrictions are suspended under the circumstances described above or upon termination of the Standstill Agreement, whether by its terms or otherwise.

         The summaries of the terms of the Purchase Agreement, the Standstill Agreement and the Stockholders Agreement set forth herein are not intended to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits hereto.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)      AGGREGATE AMOUNT BENEFICIALLY OWNED AND PERCENT OF CLASS:

                  The number of shares of Common Stock beneficially owned by each Reporting Person upon conversion of the Series A Shares beneficially owned by such Reporting Person, and the number of shares of Common Stock owned of record by each Reporting Person, is set forth in the table below:

                                                                  Page 46 of 229

                            NUMBER OF SHARES OF
                                COMMON STOCK                                     NUMBER OF SHARES OF
                          BENEFICIALLY OWNED WITH     NUMBER OF SHARES OF           COMMON STOCK
                            RESPECT TO SERIES A      COMMON STOCK OWNED OF          BENEFICIALLY
REPORTING PERSON                   SHARES                    RECORD*                    OWNED
----------------          -----------------------    ---------------------       -------------------
OIP                                3,493,470                                          22,346,070
OAF                                   67,660                                          22,346,070
Cap                                2,190,090                                          22,346,070
Affiliates                            35,610                                          22,346,070
Accel VI                           1,087,030                                          22,346,070
Accel Internet                       138,880                                          22,346,070
Accel Keiretsu                        77,360                                          22,346,070
Accel Investors                       92,140                                          22,346,070
Brentwood IX                       1,295,360                                          22,346,070
Brentwood III                         40,060                                          22,346,070
WTP                                  990,250                                          22,346,070
WTI                                  303,140                                          22,346,070
WSP                                   42,040                                          22,346,070
Bessemer                             267,080                                          22,346,070
Bessec                               178,060                                          22,346,070
Cove Ventures                        267,080                                          22,346,070
Adams Capital                        267,080                                          22,346,070
Columbia Investors                   890,280                                          22,346,070
Columbia Partners                    890,280                                          22,346,070
GPEII Europe                          89,030                                          22,346,070
GPEIIPGGM                            222,570                                          22,346,070
Digital                              192,300                                          22,346,070
Oakstone                             137,380                                          22,346,070
Advent Crown                         137,380                                          22,346,070
Adwest                                35,610                                          22,346,070
Advent Global                        890,280                                          22,346,070
Advent Partners                       76,030                    61,524*               22,407,594
Advent Corporation (1)             1,780,580                 1,321,511*               23,667,581
Advent International (2)           1,704,550                 1,258,780*               23,604,580
Advent Partnership (3)               890,280                                          22,346,070
USTI                               8,012,540                                          22,346,050
QCC                                8,012,540                                          22,346,050
QC                                 8,012,540                                          22,346,070
QCI                                8,012,540                                          22,346,050
AC                                 8,012,540                                          22,346,050
Anschutz                           8,012,540                                          22,346,070

--------------------
* Common Stock not subject to the Purchase Agreement, Stockholders Agreement or the Standstill Agreement.
(1) Advent Corporation is the general partner of Advent Partners and Advent International, which is in turn the general partner of GPEII Europe, Digital, Oakstone, Advent Crown, Adwest, GPEIIPGGM, Global Private Equity II Limited Partnership, Advent International Investors II Limited Partnership and Advent Partnership, which is in turn the General Partner of Advent Global. As such, Advent Corporation has the power to vote and dispose of the securities owned by the entities in the previous sentence. The beneficial ownership of Advent Corporation derives from such power.
(2) Advent International is the general partner of GPEII Europe, Digital, Oakstone, Advent Crown, Adwest, Global Private Equity II Limited Partnership, Advent International Investors II Limited Partnership, GPEIIPGGM and Advent Partnership, which is in turn the general partner of Advent Global. As such, Advent International has the power to vote and dispose of the securities owned by the aforementioned entities. The beneficial ownership of Advent International derives from such power.
(3) Advent Partnership is the General Partner of Advent Global. As such, Advent Partnership has the power to vote and dispose of the securities owned by Advent Global. The beneficial ownership of Advent Partnership derives from such power.

Because the Reporting Persons may constitute a "group" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934 with respect to the Series A Shares beneficially owned by them, each Reporting Person is the beneficial owner of 22,346,070 shares of Common Stock issuable upon conversion of the Series A Shares, representing 45.0% of the outstanding Common Shares.

Advent Corporation, Advent International and Advent Partners beneficially own an additional 1,321,511, 1,258,780 and 61,524 shares of Common Stock, respectively, not subject to the Purchase Agreement, Stockholders Agreement or the Standstill Agreement, resulting in beneficial ownership of 47.7%, 47.5% and 45.1% of the outstanding Common Stock (including the Series A Shares on an as converted basis).

         NUMBER OF SHARES OF COMMON STOCK AS TO WHICH REPORTING PERSONS LISTED IN TABLE IN ITEM 5(a) ABOVE (OTHER THAN ADVENT INTERNATIONAL, ADVENT CORPORATION AND ADVENT PARTNERS) HOLD:


         (i)      Sole power to vote or to direct the vote:  0
         (ii)     Shared power to vote or to direct the vote: 22,346,070 (See
                  Item 4 above)
         (iii) Sole power to dispose or to direct the disposition: See Number of Shares of Common Stock Beneficially Owned With Respect to Series A Shares set forth in table in Item 5(a) above
         (iv)     Shared power to dispose or to direct the disposition:  0

         NUMBER OF SHARES OF COMMON STOCK AS TO WHICH ADVENT INTERNATIONAL
         HOLDS:

         (i)      Sole power to vote or to direct the vote:  1,258,780
         (ii)     Shared power to vote or to direct the vote: 22,346,070 (See
                  Item 4 above)
         (iii)    Sole power to dispose or to direct the disposition:  2,963,330
         (iv)     Shared power to dispose or to direct the disposition:  0

         NUMBER OF SHARES OF COMMON STOCK AS TO WHICH ADVENT CORPORATION HOLDS:

         (i)      Sole power to vote or to direct the vote:  1,321,511
         (ii)     Shared power to vote or to direct the vote: 22,346,070 (See
                  Item 4 above)
         (iii)    Sole power to dispose or to direct the disposition:  3,100,884
         (iv)     Shared power to dispose or to direct the disposition:  0

         NUMBER OF SHARES OF COMMON STOCK AS TO WHICH ADVENT PARTNERS HOLDS:

         (i)      Sole power to vote or to direct the vote:  61,524
         (ii)     Shared power to vote or to direct the vote: 22,346,070 (See
                  Item 4 above)
         (iii)    Sole power to dispose or to direct the disposition:  137,554
         (iv)     Shared power to dispose or to direct the disposition:  0

         TRANSACTIONS IN THE PREVIOUS 60 DAYS:

         To the extent that an acquisition of Series A Shares constitutes a transaction in Common Stock, the Reporting Persons effected a transaction in Common Stock when they acquired beneficial ownership of Common Stock by virtue of their acquisition of Series A Shares at the closing of the transactions contemplated by the Purchase Agreement on September 9, 1999. 2,234,607 Series A Shares were purchased directly from the issuer in a private transaction for an aggregate consideration of $251 million.

         ANY OTHER PERSON KNOWN TO HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT DIVIDENDS

         Not applicable.

         DATE ON WHICH THE REPORTING PERSON CEASED TO BE A BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES:

         Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         See Item 4 for a description of the Purchase Agreement, the Standstill Agreement and the Stockholders Agreement, which description is incorporated herein by this reference.

         Each Series A Share may be converted into ten shares of the Company's common stock at any time at the option of the holder thereof. Each of the Purchasers and the Company have also entered into a Registration Rights Agreement dated as of June 1, 1999 (the "Registration Rights Agreement") pursuant to which the Purchasers are entitled to certain demand registration rights and incidental registration rights with respect to shares of the common stock of the Company into which the Shares are converted (the "Registrable Shares").

         Purchasers holding in the aggregate in excess of 50% of the Registrable Shares may demand, no more than twice in any twelve-month period, that the Company register the Registrable Shares on six occasions, so long as the market value of the shares registered at any one time is at least $25 million. The Purchasers also may demand that the Company register the Registrable Shares on Form S-3 an unlimited number of times, so long as the market value of the shares registered at any one time is at least $20 million.

         If, at any time prior to June 1, 2004, the Company proposes to register any of its shares other than on Form S-4 or Form S-8, the Company, at the request of any Purchaser, must use its best efforts to include the common stock issuable on conversion of the Series A Shares in such registration.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

EXHIBIT A:  Joint Filing Statement.

EXHIBIT B:  Name, residence or business address, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted of each of the Control Parties that is a natural person.

EXHIBIT C:  Preferred Stock Purchase Agreement

EXHIBIT D:  Stockholders Agreement

EXHIBIT E:  Standstill Agreement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               September 16, 1999



                               Oak Investment Partners VIII, Limited Partnership
                               By: Oak Associates VIII, LLC
                               Its General Partner

                               /s/ BANDEL CARANO
                               -------------------------------------------------
                               By: Bandel Carano
                               Title: General Partner

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   September 16, 1999



                                   Oak VIII Affiliate Fund, Limited Partnership
                                   By: Oak VIII Affiliates, LLC
                                   Its General Partner

                                   /s/ BANDEL CARANO
                                   ---------------------------------------------
                                   By: Bandel Carano
                                   Title: General Partner

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         September 16, 1999


                                         MeriTech Capital Partners, L.P.


                                         By: MeriTech Capital Associates LLC
                                                Its General Partner

                                         By: MeriTech Management Associates LLC
                                                A managing member


                                         By: /s/ PAUL MADERA
                                            -----------------------------------
                                                 Paul Madera, a managing member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      September 16, 1999


                                      MeriTech Capital Affiliates L.P.


                                      By: MeriTech Capital Associates L.L.C.
                                             Its General Partner

                                      By: MeriTech Management Associates L.L.C.
                                             A managing member


                                      By: /s/ PAUL MADERA
                                         --------------------------------------
                                              Paul Madera, a managing member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September 16, 1999


                                                Accel VI L.P.
                                                By:  Accel VI Associates L.L.C.
                                                Its General Partner


                                                /s/ G. CARTER SEDNAOUI
                                                -------------------------------
                                                By: G. Carter Sednaoui
                                                Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   September 16, 1999


                                   Accel Internet Fund II L.P.
                                   By: Accel Internet Fund II Associates L.L.C. Its General Partner


                                   /s/ G. CARTER SEDNAOUI
                                   ---------------------------------------------
                                   By: G. Carter Sednaoui
                                   Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        September 16, 1999


                                        Accel Keiretsu VI L.P.
                                        By:  Accel Keiretsu VI Associates L.L.C.
                                        Its General Partner


                                        /s/ G. CARTER SEDNAOUI
                                        ----------------------------------------
                                        By: G. Carter Sednaoui
                                        Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        September 16, 1999


                                        Accel Investors '98 L.P.


                                        /s/ G. CARTER SEDNAOUI
                                        ---------------------------
                                        By: G. Carter Sednaoui
                                        Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 16, 1999


                                              Brentwood Associates IX, L.P.
                                              By:  Brentwood IX Ventures, L.L.C.
                                              Its General Partner


                                              /s/ JOHN L. WALECKA
                                              ----------------------------------
                                              By: John L. Walecka
                                              Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             September 16, 1999


                                             Brentwood Affiliates Fund III, L.P.
                                             By:  Brentwood IX Ventures, L.L.C.
                                             Its General Partner


                                             /s/ JOHN L. WALECKA
                                             -----------------------------------
                                             By: John L. Walecka
                                             Title: Managing Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          September 16, 1999


                                          Worldview Technology Partners II, L.P.
                                          By:  Worldview Capital II, L.P.
                                          Its General Partner

                                          By:  Worldview Equity I, L.L.C.
                                          Its General Partner


                                          /s/ JAMES WEI
                                          --------------------------------------
                                          By: James Wei
                                          Title: Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     September 16, 1999


                                     Worldview Technology International II, L.P.
                                     By:  Worldview Capital II, L.P.
                                     Its General Partner

                                     By:  Worldview Equity I, L.L.C.
                                     Its General Partner


                                     /s/ JAMES WEI
                                     ------------------------------------------
                                     By: James Wei
                                     Title: Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          September 16, 1999


                                          Worldview Strategic Partners II, L.P.
                                          By:  Worldview Capital II, L.P.
                                          Its General Partner

                                          By:  Worldview Equity I, L.L.C.
                                          Its General Partner


                                          /s/ JAMES WEI
                                          -------------------------------------
                                          By: James Wei
                                          Title: Member

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            September 16, 1999


                                            Bessemer Venture Partners IV L.P.
                                            By:  Deer IV & Co. LLC
                                            Its General Partner


                                            /s/ ROBERT H. BUESCHER
                                            ---------------------------------
                                            By: Robert H. Buescher
                                            Title: Manager

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     September 16, 1999


                                                     Bessec Ventures IV L.P.
                                                     By:  Deer IV & Co. LLC
                                                     Its General Partner


                                                     /s/ ROBERT H. BUESCHER
                                                     ---------------------------
                                                     By: Robert H. Buescher
                                                     Title: Manager

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             September 16, 1999


                                             Cove Ventures, LLC
                                             By:  Cove Road Associates, LLC
                                             Its Managing Member


                                             /s/ ROBERT H. BUESCHER
                                             -----------------------------------
                                             By: Robert H. Buescher
                                             Title: Manager

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            September 16, 1999


                                            Adams Capital Management, L.P.


                                            /s/ JOEL P. ADAMS
                                            ------------------------------------
                                            By: Joel P. Adams
                                            Title: General Partner

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           September 16, 1999


                                           Columbia Capital ARTT Investors, LLC
                                           By:  Columbia Capital, L.L.C.
                                           Its Managing Member


                                           /s/ DONALD A. DOERING
                                           ------------------------------------
                                           By: Donald A. Doering
                                           Title: CFO

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           September 16, 1999


                                           Columbia Capital ARTT Partners, LLC
                                           By:  Columbia Capital, L.L.C.
                                           Its Managing Member


                                           /s/ DONALD A. DOERING
                                           -----------------------------------
                                           By: Donald A. Doering
                                           Title: CFO

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            September 16, 1999

                            GLOBAL PRIVATE EQUITY II - EUROPE
                            LIMITED PARTNERSHIP


                            GLOBAL PRIVATE EQUITY II - PGGM
                            LIMITED PARTNERSHIP


                            DIGITAL MEDIA AND COMMUNICATIONS
                            II LIMITED PARTNERSHIP


                            OAKSTONE VENTURES LIMITED
                            PARTNERSHIP


                            ADVENT CROWN FUND II C.V.


                            ADWEST LIMITED PARTNERSHIP

                            By:   Advent International Limited Partnership,
                                  General Partner
                            By:   Advent International Corporation,
                                  General Partner
                            By:   Janet L. Hennessy, Vice President*


                            ADVENT GLOBAL GECC LIMITED
                            PARTNERSHIP

                            By:   Advent Global Management Limited Partnership,
                                  General Partner
                            By:   Advent International Limited Partnership,
                                  General Partner
                            By:   Advent International Corporation,
                                  General Partner
                            By:   Janet L. Hennessy, Vice President*


                            ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP

                            By:   Advent International Limited Partnership,
                                  General Partner
                            By:   Advent International Corporation,
                                  General Partner
                            By:   Janet L. Hennessy, Vice President*

                                      ADVENT PARTNERS LIMITED
                                      PARTNERSHIP

                                      By:   Advent International Corporation,
                                             General Partner
                                      By:   Janet L. Hennessy, Vice President*

                                      ADVENT INTERNATIONAL LIMITED PARTNERSHIP

                                      By:   Advent International Corporation,
                                            General Partner

                                      By:   Janet L. Hennessy, Vice President*

                                      ADVENT INTERNATIONAL CORPORATION

                                      By:   Janet L. Hennessy, Vice President*

                                      *For all of the above:

                                      /s/ JANET L. HENNESSY
                                      ----------------------------------------
                                      Janet L. Hennessy, Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    September 16, 1999


                                    U.S. Telesource, Inc.


                                    /s/ MARC B. WEISBERG
                                    ------------------------------
                                    By: Marc B. Weisberg
                                    Title: President and Chief Executive Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            September 16, 1999


                            Qwest Communications Corporation

                            /s/ MARC B. WEISBERG
                            ------------------------------
                            By: Marc B. Weisberg
                            Title: Senior Vice President, Corporate Development

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 16, 1999


                                               Qwest Corporation


                                               /s/ DRAKE S. TEMPEST
                                               --------------------------------
                                               By: Drake S. Tempest
                                               Title: Executive Vice President
                                                      and Counsel

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         September 16, 1999


                                         Qwest Communications International Inc.



                                         /s/ DRAKE S. TEMPEST
                                         ---------------------------------------
                                         By:  Drake S. Tempest
                                         Title: Executive Vice President
                                                and General Counsel

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    September 16, 1999


                                    Anschutz Company


                                    /s/ PHILIP F. ANSCHUTZ
                                    -------------------------------------------
                                    By: Philip F. Anschutz
                                    Title: Chairman and Chief Executive Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             September 16, 1999


                                             Philip F. Anschutz


                                             /s/ PHILIP F. ANSCHUTZ
                                             ---------------------------